IN THE CIRCUIT COURT, FOURTH JUDICIAL CIRCUIT, IN AND FOR DUVAL COUNTY, FLORIDA.

CASE NO.: 16-2005-CA-4730-XXXX
DIVISION: CV-B

EACO CORPORATION, a Florida corporation,

Plaintiff/Counter-Defendant,

v.

FLORIDA GROWTH REALTY, INC., a Florida corporation,

Defendant/Counter-Claimant.

______________________________/

FINAL JUDGMENT

This case came before the Court on July 16 - 19, 2007, for a non-jury trial. The Court received sworn testimony and admitted documents into evidence. In addition, it considered deposition excerpts jointly designated by counsel for the parties. The Court observed the demeanor of those witnesses who testified in person, and evaluated their credibility, and relied upon those observations and evaluations in determining the facts recited below. Counsel[1] for the parties submitted written closing argument and proposed findings of fact and conclusions of law in late September, 2007.

Facts

The Court finds:

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[1] This was an involved and document-intensive commercial case. Skilled trial counsel for both parties presented well-organized testimony and superb written closing argument. The Court appreciates the numerous hours invested by counsel in preparing the written closing argument, the proposed findings of fact and conclusions of law, and the notebooks of indexed trial exhibits.

(a) This action arises out of a dispute regarding the amount of a commission owed to a commercial real estate broker for procuring a buyer for a chain of restaurants. Plaintiff EACO Corporation, which seeks a declaratory judgment on this issue, admits that it owes Defendant Florida Growth Realty, Inc., ("FGR") a commission but disagrees with FGR regarding the amount of that commission. FGR, by counterclaim, contends that the amount of the commission due it is determined by, in the alternative: (a) an express agreement between its principal, Robert Lurie, and EACO's majority shareholder and Chairman of its Board, Glen F. Ceiley, for a commission of 5% of the first $31.5 million, plus 50% of any consideration received by EACO over $31.5 million; (b) an implied-in-fact "straight 5%" agreement arising out of FGR's introduction of the buyer's principals to EACO's principals; or (c) an implied-in-law agreement for the reasonable value of FGR's services in securing a buyer. *See* Joint Pretrial Stipulation, "Concise Statement of the Nature of the Action."

(b) The saga culminating in this litigation began in 1999 when shareholders of EACO Corporation ("EACO"), a Florida corporation, approved the sale of a controlling interest (62%) in the company's common stock to investor Glen F. Ceiley. Ceiley managed the employee retirement plan of a California corporation called Bisco Industries, Inc. At or about the same time that he purchased EACO shares in his own name, Ceiley also arranged for the BISCO employee retirement plan to buy $145,833.00 of EACO stock. Subsequently, Ceiley added to his EACO holding by purchasing almost $1,000,000.00 of preferred stock issued by EACO.

In 1999, when Ceiley became EACO's majority stockholder, the company had an exclusive franchise agreement with Ryan's Family Steakhouses to operate Ryan's restaurants in Florida.

When Ceiley assumed his new duties as chairman of the board of EACO, most of the existing management ceased their employment with the company, and most of the existing board of directors resigned and was replaced. Ceiley appointed a three-person "Office of the President," which included himself, and an "audit committee." In practice, however, Ceiley managed the company without the direction or oversight of an active board, and often without advising management of key actions taken by him on behalf of the company. Indeed, key members of management testified at trial that they did not learn until their depositions in this case of certain important documents authored by Ceiley or certain relevant actions taken by him. EACO, however, does not contend that Ceiley's actions taken in connection with Florida Growth Realty and the sale of the company were outside the scope of his authority.

(c) For years before this change in ownership and management, EACO's Ryan's restaurants in Florida had struggled financially, and the company's stock had declined in value and become a "penny stock." A penny stock is one that trades for a low price, often below five dollars per share. Ceiley's admitted intent in acquiring a controlling interest in EACO's penny stock was to make the company sufficiently successful that he could sell it and realize a profit on the sale of his shares.

(d) In 2003, EACO's franchise relationship with the national Ryan's Steakhouses ended, and EACO began converting each of its existing restaurants to one of two different concepts: a "Whistle Junction," train-themed concept, or a "Florida Buffet" concept. The company hoped that the conversions would stem losses and increase profits. Unfortunately, the conversions did not achieve the desired result. By 2004, investment bankers at Allen C. Ewing & Company, retained to offer a required shareholder "fairness opinion" on a proposed offering of preferred

stock, noted that EACO had experienced operating losses from 1997 through 2004, and opined that it was then in the midst of a "financial crisis." The conversions had been costly and, although the company had remained current on its obligations, it had been able to do so only by working out payment agreements with its creditors. The company needed a rapid infusion of cash in order to avoid bankruptcy.

(e) EACO began selling individual restaurants. It separately sold six restaurants: four by conventional sale, and two by sale/leaseback. In each of the four conventional sales, EACO paid the broker a 6% commission.[2] Defendant FGR was the broker in one of those four sale transactions.

(f) Robert Lurie is the president of Defendant FGR. He holds a Florida real estate broker's license, a mortgage brokerage license, and a securities license. As FGR president, he brokers the sale of commercial real estate and businesses. Lurie worked with EACO's president, Edward Alexander, to sell individual Ryan's restaurants; however, he worked with its Chairman of the Board, Glen Ceiley, and with a co-broker, Robert Snibbe, to sell the company's entire restaurant business.

(g) In a letter dated September 19, 2002, EACO, through Ceiley, asked FGR to

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[2] A lesser (4%) commission was ultimately paid on the two sale/leaseback transactions, both of which closed with FGR. The later sale of multiple restaurants to Banner Buffet was not a sale/leaseback transaction. EACO President Ed Alexander acknowledged the distinction as it affected commission rates when, in negotiating FGR's commission on a single-store (Deland) sale-leaseback transaction, Alexander wrote to Lurie: "I would be willing to recommend acceptance of this [5% commission] to our Board for a property sale, but not for a refinancing of debt, similar to the [Tampa sale-leaseback transaction]."

determine whether it knew of a purchaser interested in purchasing EACO's restaurant business. Ceiley enclosed a spreadsheet listing sixteen restaurants to be sold as a package. He suggested that a sales price of $20.4 million would be a good starting point.

(h) After the September 19, 2002, letter, Ceiley and Lurie spoke by telephone. During that conversation, Ceiley offered Lurie a 5% commission if he successfully brokered a sale of the entire business. In a letter dated December 20, 2002, Lurie discussed a possible buyer, Phlorida Restaurant Holdings ("Phlorida Restaurant"), and confirmed the earlier 5% commission offer:

> Kindly let your price include a 5% commission for this real estate transaction to Florida Growth Realty, Inc. This is the same amount of commission that you offered to us for the sale of the restaurant business, without real estate, during our initial phone call before sending us the spread sheet that shows Buyers renting the real estate.

In virtually every letter which Lurie wrote to Ceiley concerning possible brokered sales of EACO properties or the EACO business, he included language reciting a 5% commission. It would have been virtually impossible for EACO to close a commercial transaction with FGR without knowing, in advance of negotiations, that presentation of the potential buyer came with an attached commission rate of 5%.

(i) As a result of FGR's efforts, Phlorida Restaurant agreed to buy the entire EACO business and real estate for $31.5 million, a price which was very favorable to EACO. In a January 20, 2003, letter agreement to Ceiley, Lurie recited EACO's agreement to pay FGR a commission of 5% of the total purchase price at the time of closing. Ceiley counter-signed the letter-agreement, acknowledging EACO's obligation to pay a 5% commission. There is no dispute that, had the Phlorida Restaurant deal closed, FGR would have been entitled to a 5%

commission based upon the $31.5 million of consideration which was to have been paid by Phlorida Restaurant.

(j) By April of 2003, FGR and EACO realized that Phlorida Restaurant was having difficulty securing financing for its planned purchase of EACO's restaurants. Lurie assured Ceiley that he would search for other prospective purchasers and would attempt to obtain an even higher sales price than that offered by Phlorida Restaurant. Ceiley encouraged Lurie to do that.

(k) To encourage FGR in its efforts, Lurie and Ceiley also discussed a bonus commission to be paid by EACO to FGR if FGR located a buyer willing to pay more than the Phlorida Restaurant price of $31.5 million. To memorialize this arrangement, Ceiley, on April 23, 2003, signed a letter agreement ("the Letter Agreement"), stating:

> This memo is to confirm our commission agreement that in addition to the 5% commission on the first $31.5 million of the purchase price, any monies over $31.5 million will be split 50% to your firm and 50% to Florida Growth Realty, Inc.
>
> * * * * *
>
> This applies to restaurants on Exhibit "A" of Purchase Agreement.

With one exception, the locations identified by Ceiley in the Letter Agreement were the same restaurants ultimately sold by FGR to Banner Buffets.

(l) On May 23, 2003, Lurie sent a letter to Ceiley confirming the Letter Agreement, updating Lurie on FGR's efforts to locate another buyer, and suggesting that the Letter Agreement was not limited to the Phlorida Restaurant transaction: "We're asking $34 million in an effort to get more money for you, *and to participate in the 50% bonus if the transaction goes over $31.5 million.*" Ceiley did not respond to Lurie's May 23, 2003 letter.

(m) On June 16, 2003, after efforts to close the Phlorida Restaurant transaction ended in failure, Lurie sent a letter to Ceiley, stating:

> While I was in New York during the week of April 22nd through the 28th, I met with the new client, Joe Amiel. You and I discussed my negotiating for more than $31.5 million with anything above the $31.5 million being split 50/50 between Florida Growth Realty and Family Steak Houses of Florida. You agreed with this, signed the April 21st memo, and sent it back to me.

Lurie thus indicated to Ceiley his subjective belief that the 5% plus 50% commission agreement was not be limited to Phlorida Restaurants, but applied as well to other potential buyers, including Joe Amiel. While Ceiley did not respond in writing to the letter, he and EACO later verbally explained to Lurie that there was no "across-the-board" commission deal that applied to all deals or all buyers, and that the commission to be paid on any specific deal was to be negotiated by the parties on a case-by-case basis. They explained to him that there was no set commission which would apply to all deals. After EACO presented Banner Buffets to EACO as a potential buyer, EACO reduced this verbal notice to writing not once, but on several occasions, through several representatives, and provided it to FGR.

(n) In late 2004, FGR introduced EACO to Banner Buffets. When it did so, FGR made EACO aware that it expected a commission of 5% on the sale. Lurie's expectation of a 5% commission on this particular deal was asserted by Lurie or acknowledged by EACO in several writings, including:

> · correspondence from Lurie to Ceiley dated November 24, 2004 introducing Banner Buffets (confirming a 5% commission based on a $30 million purchase price);
>
> · correspondence from Lurie to EACO's attorney, Skinner, dated November 30, 2004, confirming the commission set forth in

the November 24, 2004 correspondence to Ceiley;

· correspondence dated January 8, 2005 from Lurie to Ceiley, with a copy to Skinner, confirming EACO's commission obligation to FGR "per our previous correspondence;"

· Ceiley's letter of January 27, 2005 to Lurie, in which Ceiley disputes FGR's stated commission of 5% and proposes a commission based on the Lehman formula;

· Skinner's letter of February 21, 2005 to Lurie, wherein Skinner acknowledges FGR's stated commission of 5%;

· EACO's board meeting minutes dated February 22, 2005, wherein EACO acknowledges FGR's claimed commission;

· EACO's June 20, 2005 press release relating to the Banner Sale and acknowledging that FGR had made a demand for a commission of $3.5 million; and,

· Ceiley's own handwritten notes, which reflect an obligation to pay FGR a 5% commission.

Banner Buffets ultimately offered to buy, and did buy, EACO on terms even more favorable than those previously offered by Phlorida Restaurants. The total purchase price of $37,625,300.00 included cash, assumption of various liabilities, including capital leases, and a promissory note. From EACO's (and from an objective) standpoint, this was an excellent, and better-than-hoped-for, deal.

(o) EACO now contends that FGR's commission on the Banner Buffets deal should be calculated by a formula known as "the Lehman formula." Use of this formula would dramatically reduce the commission which would otherwise be due to FGR. The Lehman formula is used in the securities industry to value businesses. Neither EACO nor FGR has ever used the Lehman formula to calculate the commission in any transaction, and EACO never

mentioned such a formula to FGR or Lurie until *after* FGR had already procured Banner Buffets as a buyer and had advised EACO of its expected commission of 5% of the total purchase price. EACO's own business broker expert, Eugene Cerrotti, admitted that neither he nor his company has ever used the Lehman formula. He explained that the Lehman formula is one used by investment companies, and his company, not being an investment company, does not use it. FGR, like Cerrotti's company, is not an investment company but a brokerage company. Clearly, the Lehman formula is not an appropriate formula by which to calculate the commission due in this case by EACO to FGR.

(p) The Letter Agreement between EACO and FGR provides for a commission to be paid upon the "purchase price" of a successful transaction. The $37,625,300.00 purchase price ultimately paid by Banner Buffets included a cash deposit in the amount of $500,000.00; additional cash in the amount of $25,450,000.00; a promissory note in the amount of $4,000,000.00; Jacksonville and Orlando restaurant conversions in the amount of $500,000.00; prepaid utilities in the amount of $90,100.00; assumed leases in the amount of $4,515,500.00; and assumed contracts in the amount of $2,569,700.00.

There is no dispute that EACO and Banner Buffets, in their Asset Purchase Agreement covering this transaction, defined the "Purchase Price" to include the assumption of liabilities, including assumed capital leases and contractual liabilities. Sections 1.5 and 1.3 of the contract state, in material part:

Section 1.5 Purchase Price and Payment

> (a) **Purchase Price.** The purchase price ("Purchase Price") for the Restaurants and the Assets shall be the amount set forth below plus the value of the liabilities assumed by Buyer pursuant

to Section 1.3.

* * * *

> **Section 1.3 Assumption of Liabilities.**
>
> Buyer will assume, pay, perform in accordance with their terms or otherwise satisfy, from and after the Closing Date; (i) the Real Property Leases. . .and (iii) the Contracts, to the extent that Buyer elects to assume such Contracts in its sole discretion.

Further, as the expert, Oatley, testified,[3] EACO, in one of its 10-Q filings with the Securities and Exchange Commission, characterized the Banner Buffets purchase offer as one which included the assumption by Banner Buffets of EACO's capital leases. It characterized the deal in similar fashion in communiques to shareholders and to the press. This suggests that EACO intended that the commission rate in this case would apply to the total purchase price, comprised of all consideration furnished, and not merely to some lesser portion thereof, such as only the cash provided. Consideration for a sale of a business and real estate can take many forms, all valuable. Had Banner Buffets refused to assume the capital leases, for example, the purchase offer would have been much less attractive and much less valuable to EACO.

At trial, EACO's Ed Alexander confirmed that EACO and Banner Buffets contemplated that the consideration for the transaction would include both a cash component and the release of certain enumerated liabilities. Specifically, he testified that the consideration was comprised of: (i) cash in the amount of $24,450,000; (ii) a cash deposit in the amount of $500,000; (iii) funds in the amount of $500,000 to convert two additional restaurants to EACO's new concepts; (iv) cash

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[3] Oatley could offer this factual testimony without having experience in the sale of franchised restaurants. Even if the testimony were considered as expert rather than factual, Oatley certainly possessed the expertise necessary to read and understand 10-Q SEC reports.

for prepaid utilities in the amount of $90,000; (v) assumed leases in the amount of $4,515,500; and (vi) assumed contracts in the amount of $2,569,700. He confirmed that the total consideration provided to EACO under the terms of the Asset Purchase Agreement was approximately $37,625,300.

(q) After FGR presented Banner Buffets to EACO as a potential buyer, Ceiley penned handwritten notes to himself, using 5% to calculate the commission due and owing to FGR.[4]

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[4] At trial, each party presented an expert witness who testified concerning the amount of a "reasonable" brokerage commission. The amount of a reasonable commission would only be an issue if the Court were to conclude that there existed an implied-in-law contract between the parties. *See* chart, below, in this order. Because the Court in this judgment finds that the parties had an implied-in-fact contract, rather than an implied-in-law contract, it need not determine what constitutes a "reasonable" broker's commission. Had it been required to do so, however, it would have given little weight to the testimony of either expert, and would have relied instead on the testimony of fact witnesses concerning commissions paid by, to, and between the parties in similar transactions.

At trial, EACO's business broker expert, Eugene Cerrotti ("Cerrotti") admitted that he formed and expressed his opinions in the case before reading the relevant depositions. During his own deposition, he initially testified that he *had* read the depositions in the case, but ultimately admitted that he had merely "thumbed through" some of them, spending a total of less than one hour doing so. Additionally, the opinions which he offered at trial were replete with questionable methodologies, inconsistencies, and contradictions. For example, in his draft report, Cerrotti expressed an opinion that a reasonable commission in this case would be 3% of the selling price, excluding inventory and promissory notes. Application of such a formula would yield a commission of $778,500.00. An EACO attorney reviewing Cerrotti's report penciled in a rhetorical question, "Doesn't this hurt us?" After seeing the note, Cerrotti - on his own, and not at the suggestion of the attorney - changed his opinion, concluding that a reasonable commission would actually be only $233,550.00, a figure only 30% of that initially stated.

FGR's expert, Jim Oatley ("Oatley"), while credible, had only limited relevant experience to bolster his opinions. Oatley is both a licensed real estate broker and a licensed certified public accountant. He owns his own financial consulting and brokerage firm. He formerly worked as chief financial officer for seventeen years for Colliers, the largest commercial real estate firm in the state of Michigan. Colliers brokered deals of up to 30 million dollars. Oatley is a past president of the Michigan Business Brokers Association. Notwithstanding this considerable general business brokering experience, Oatley had: (a) never brokered deals for restaurants, franchises, or multi-unit retail businesses, (b) never brokered a deal the size of the deal in this

Law and Conclusions

FGR seeks to recover a broker's commission upon one of three alternative theories: (a) breach of an express listing agreement for "5% plus 50% of any amount over $31.5 million;" (b) breach of an implied-in-fact listing agreement for 5%; or (c) breach of an implied-in-law listing agreement for "reasonable" compensation for services provided.

If parties have clearly defined the terms of their written or oral contract with one another, a court[5] may enforce the terms of that contract

Where the parties have agreed to a contract with one another but their words do not clearly describe all the terms of that contract, a court may look to the parties' conduct to clarify the terms of their contract. This is referred to as an implied-in-fact contract. *Lee Memorial Health System v. Medical Savings Insurance Company,* ___ F. Supp. 2d ___, 2005 WL 2291679 (M.D. Fla. 2005)(not reported in F. Supp. 2d)(implied-in-fact contract is based on a tacit promise, one that is inferred in whole or in part from the parties' conduct and not solely from their words). An implied-in-fact contract exists where the parties have actually agreed to something, but have not adequately "spelled out" the agreement. An implied-in-fact contract is

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case; and (c) never brokered or closed a deal in Florida. Consequently, the Court gives his opinions regarding the reasonableness of a commission in this case only slight weight.

Had the Court been required to determine the amount of a "reasonable" commission, it would have concluded that a 5% commission on the total compensation paid by Banner Buffets to EACO, would be a reasonable commission. This conclusion in this case, based largely upon the factual testimony of the lay witnesses, would be the same even were the Court to entirely disregard Oatley's expert opinions. Thus, in this case, the commission due under an implied-in-law contract theory would have been the same as under an implied-in-fact contract theory.

[5] Assuming, of course, the absence of a legal impediment such as unconscionability.

based on actual assent or an actual promise to perform, and can be enforced by one party even where the other party has not received anything of value. *Gem Broadcasting, Inc. v. Minker*, 763 So.2d 1149, 1151 (Fla. 4th DCA 2000)(implied-in-fact contract is based on an implied promise and can be enforced even where a defendant has received nothing of value). Thus, a contract implied in fact "is the same as an express contract except for the manner of proof, [and] the element of mutual assent can be inferred from the circumstances of the transaction." *Dean v. Gouverne*, ___ S.W.3d ___, 2001 WL 43006 at page 4 (Tex. Ct. App. 2001)(citable but not designated for publication in S.W.3d).

In contrast, the parties to an implied-in-law contract have not actually agreed to anything. *See, e.g., Incentive Realty, Inc. v. Hawatmeh*, 983 S.W.2d 156, 163 (Mo. App. 1998)(affirming judgment awarding broker a commission in connection with purchase and sale of restaurant assets; trial court correctly instructed jury that an implied-in-law contract did not require the existence of an express agreement between the parties). An implied-in-law contract is a legal fiction used to prevent unjust enrichment by one who has received a benefit from another under circumstances which make it unjust that he or she retain the benefit without providing the other party compensation. To recover for breach of an implied-in-law contract, a party must show that he or she conferred a benefit on another party; that the other party understood the nature of the benefit; and that it would be inequitable for the other party to accept and retain the benefit without paying for its reasonable value.

The differences between: (1) an express contract with sufficient terms, (2) an implied-in-fact contract with terms clarified by the parties' conduct, and (3) an implied-in-law contract for reasonable compensation are summarized in the following chart:

	Express Verbal or Written Contract	Implied-in-Fact Contract	Implied-in-Law Contract
Did parties actually agree to a contract?	Yes	Yes	No
Did they use written or oral words that clearly spell out the terms of the contract?	Yes	No	Not applicable, because there is no agreed contract.
May the court consider the parties' conduct to clarify any missing or ambiguous terms of the contract?	No, because the contract terms are known and clear.	Yes, because at least some of the contract terms are unclear or absent.	No, because there is no contract.
Is it necessary that the party seeking damages actually have conferred a benefit on the other party, *i.e.*, provided something of value?	No.	No.	Yes.
What is the measure of damages awardable?	The damages incurred as a result of breach of the express contract. Typically, in a broker commission case, this will be the commission required by the express terms of the contract, together with incidental damages, such as prejudgment interest, and costs.	The damages incurred as a result of breach of the implied-in-fact contract. Typically, in a broker commission case, this will be the commission required by the terms of the contract, together with incidental damages, such as prejudgment interest, and costs.	The reasonable value of the service provided or the benefit conferred..

A broker who procures a buyer who is able, ready, and willing to buy has earned his commission "when he has performed such services as constitute the proximate and efficient

cause of the sale." *Justice v. Ackerman*, 183 Cal. App. 2d 649, 652, 6 Cal. Rptr. 921, 923 (1960)(in dispute over broker's commission for sale of restaurant, bowling alley, and saloon, it was not necessary that broker personally conduct the negotiations between his principal and the other party to the transaction; after a broker procures a customer able, reading, and willing to enter into the transaction on terms acceptable to the principal, neither the principal nor the customer may defeat the broker's claim to compensation by concluding the transaction without his aid). *See also Chick-Inns of America, Inn v. Decker,* ___ N.E.2d ___, 1979 WL 207347 (Ohio App. 1979)(N.E.2d citation not available)(affirming judgment for broker in connection with sale of four fast-food restaurants; broker's commission is earned when buyer procured by broker enters into an enforceable contract with seller; trial court, which found that parties had an existing, enforceable agreement, correctly award damages provided for by contract, rather than damages measured on *quantum meruit*, or reasonable value, basis).

In the present case, EACO understood, from the time Ceiley asked Lurie to seek a buyer for the bundled restaurants to the closing of the transaction, that FGR's standard rate was 5%. In the Phlorida Restaurant transaction, EACO expressly agreed to pay FGR 5%, plus 50% of any amount over $31.5 million, but never expressly did so for the Banner Buffets deal. Instead, EACO advised FGR that commissions for each deal would be considered on a case-by-case basis. When the Banner Buffet deal was finally presented to EACO, it came with FGR's standard 5% commission price tag, and both parties understood that. *See Tassey v. Hall*, 429 So. 2d 30, 35 (Fla. 5th DCA 1983) ("Whether or not there was a pre-sale bilateral or unilateral contract between the owner and the broker, if an owner accepts the offer of a purchaser who was in fact procured by a broker under circumstances that did, or should have, caused the owner to

know that the broker expected the owner to pay a commission, the owner is liable to the broker for a commission.").

In Florida, when a broker undertakes to find a purchaser rather than to effect a sale, the broker's commission is earned when the buyer and seller execute the contract. *Green v. Shoop,* 240 So. 2d 85, 86 (Fla. 3d DCA 1970). FGR, a broker retained to find a purchaser, fully earned its commission upon procuring Banner Buffets as that purchaser. Even had FGR been retained to effect a sale, rather than to merely find a purchaser, it in fact effected the sale to the degree permitted by EACO, and thus earned its commission upon closing. *Id. See also Wiggins v. Wilson,* 55 Fla. 346, 45 So. 1011 (1908), and *McAllister Hotel, Inc. v. Porte*, 98 So. 2d 781 (Fla. 1957). During the initial negotiations between EACO and Banner Buffets, Lurie was instrumental in bringing the parties together, initiating a dialogue between them, and eliciting from Banner Buffets a final purchase price that was significantly higher than its initial offer. Lurie facilitated the exchange of financial information, helped draft the Letter of Intent, and, at Ceiley's request, attended a meeting between Alexander and the principals of Banner Buffets in order to keep Ceiley apprised of the progress of the discussions.

EACO suggests that Lurie did not earn a commission because he did not fully participate in the due diligence process. FGR, however, never refused to provide any assistance requested by EACO in closing the sale. Further, Ceiley admitted that he intentionally excluded Lurie from the due diligence process. Under Florida law, when a broker seeking compensation has brought the prospective parties together, the seller cannot unilaterally complete the sale and then complain that the broker did not participate in negotiations after it purposely excluded the broker from the negotiations by dealing directly with the buyer. *See Media Services. Group, Inc. v. Bay*

Cities Communications, Inc., 237 F.3d 1326, 1329 (11th Cir. 2001), *citing First Realty Corp. v. Standard Steel Treating Co.*, 268 So. 2d 410, 413 (Fla. 4th DCA 1972).

Additionally, in evaluating FGR's right to a commission, the Court must consider not only Lurie's efforts, but also those of his co-broker, Robert Snibbe. Florida law treats co-brokers as one procuring entity when considering entitlement to a commission. *Tassey v. Hall*, 429 So.2d 30, 35 (Fla. 5th DCA 1983). Even EACO's expert, Cerrotti, testified that, for purposes of calculating a fair and reasonable commission, co-brokers Lurie and Snibbe must be treated as one, and that FGR must be credited with Snibbe's, as well as Lurie's, efforts. Lurie and Snibbe, operating as co-brokers, together provided all the services necessary to earn FGR's commission.

Whether or not the assumption of liabilities should be included as consideration in connection with the calculation of a broker's commission is a matter of law. *Blanken & Blanken Invs., Inc. v. Keg, Inc.*, 383 A.2d 1076, 1076 (D.C. 1978). It is unrealistic to suppose that the Banner sale would have been consummated without the Banner Buffets' agreement to assume a significant portion of EACO's indebtedness. EACO certainly benefitted from the discharge of this debt. *Id.; see also United States v. Hendler*, 303 U.S. 564, 566 (1938) (stating the seller's gain was "as real and substantial as if the money had been paid it and then paid over by it to its creditors"). The debt assumption, therefore, must be included in the calculation of the purchase price. *See also Roberts, Jackson & Associates v. Pier 66 Corp.*, 702 P.2d 137, 138 (Wash. App. 1985) (holding that, whether the buyers assumed payment of the corporate liabilities, or required the sellers to satisfy the corporate obligations, the lower court erred by not awarding the broker five percent of the liabilities assumed by the purchasers); *Cushman v. Schubert*, 110 So. 2d 703, 707 (Fla. 2d DCA 1959) ("[T]he court has always been under the impression that "total purchase

price" includes mortgages or other obligations assumed in the absence of words to the contrary, and that this is certainly true when computing taxes or broker's commissions.").

FGR is also entitled to a commission based upon the full amount of the $4 million promissory note accepted by EACO as consideration on the Banner sale. FGR found the promissory note an acceptable form of consideration,[6] and FGR had no control over that decision.

In summary: Although the parties actually contracted with one another and agreed that EACO would pay FGR a brokerage commission for procuring a buyer for the company (EACO), they did not clearly define all terms of their contract. Specifically, they failed to clearly define both the commission rate, and whether that rate would be applied to the all consideration paid by the seller or to only some lesser portion of that total consideration, for example, the cash portion. The parties' conduct, however, clarifies those terms. The parties have an implied-in-fact contract for 5% of the entire purchase price of $37,625,300.00. The purchase price includes all forms of consideration, including cash, assumption of liabilities, and promissory note. This results in a commission in the amount of $1,881,265.00. FGR is entitled to pre-judgment interest at the legal rate on this commission from the date of the Banner Buffets closing (June 30, 2005) through the date of this Court's Final Judgment (December 20, 2007).

ACCORDINGLY, it is **ADJUDGED** that EACO Corporation shall pay to Florida Growth Realty the sum of $1,881,265.00, together with: (a) 7% per year prejudgment interest for

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[6] Banner Buffets ultimately defaulted on its promissory note. At trial, however, the parties stipulated on the record that any events post-closing, including the default by Banner Buffets on the promissory note, are irrelevant to this Court's consideration of the parties' claims or defenses. In any event, EACO in other transactions had previously agreed to pay other brokers commissions based upon total consideration received, including assumption of debt.

2005 in the amount of $66,385.46.00, (b) 9% per year prejudgment interest for 2006 in the amount of $169,313.85.00, and (c) 11% per year prejudgment interest for 2007, through the date of this judgment, in the amount of $200,702.62, for a total amount of $2,317,666.93. The Court retains jurisdiction to tax costs and, if applicable, attorney's fees.

ORDERED at Jacksonville, Duval County, Florida, on December 20, 2007.

ORDER ENTERED

DEC 20 2007

/s/ KAREN K. COLE

Circuit Judge

Copies to:

Lawrence J. Hamilton II, Esquire
Peter P. Hargitai, Esquire
Holland & Knight LLP
50 North Laura Street, Suite 3900
Jacksonville, FL 32202

Christine R. Milton, Esquire
Sara F. Holladay-Tobias, Esquire
McGuire Woods LLP
50 North Laura Street, Suite 3300
Jacksonville, FL 32202